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EXHIBIT 99

SEA CONTAINERS ANNOUNCES RESULTS FOR QUARTER AND SIX MONTHS ENDED JUNE 30, 2004.

        Hamilton, Bermuda, August 5, 2004.    Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com) marine container lessor, passenger and freight transport operator, and leisure industry investor, today announced its results for the second quarter and six months ended June 30, 2004. Net earnings for the quarter were $6.8 million ($0.29 per common share diluted) on revenue of $432.4 million, compared with net earnings of $9.3 million ($0.44 per common share diluted) on revenue of $410.3 million in the year earlier period. For the six months net earnings were a loss of $10.1 million ($0.44 per common share) on revenue of $805.7 million, compared with a net loss of $1.0 million ($0.05 per common share) on revenue of $758.5 million in the first half of 2003.

        Mr. James B. Sherwood, President, said that the significant differences in the second quarter of 2004 compared with the same period of 2003 were first, the lack of earnings from the Isle of Man Steam Packet Company which was sold in the third quarter of 2003. In 2003 this unit had net earnings of $3.5 million in the second quarter. Second, the second quarter of 2003 recorded a $5.3 million foreign exchange gain which was not repeated in the second quarter of 2004.

        Mr. Sherwood reviewed results by activity as follows (amounts in tables are in thousands of dollars):

1.
Silja, the Baltic ferry operator.

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
Silja operations:
Revenue	$161,179	$154,603	$299,070	$269,269
Operating and SG&A expenses	140,651	135,149	274,544	247,927

EBITDA	20,528	19,454	24,526	21,342
Depreciation	9,555	9,258	19,051	17,961

Earnings before net finance costs	$10,973	$10,196	$5,475	$3,381

        Silja's operating profit increased 7.6% in the quarter to $11 million and 62% in the six months to $5.5 million despite higher than budgeted fuel costs and start-up costs of introduction of the m.v. Finnjet into a new service between Germany, Estonia and Russia in June. Estonia's entry into the European Union on May 1, 2004 has not caused any significant change in travel patterns on Silja's routes.

2.
GNER, the intercity high speed rail service connecting London with Leeds, Newcastle and Scotland.

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
Rail operations:
Revenue	$208,261	$156,933	$408,466	$329,583
Operating and SG&A expenses	192,234	140,716	377,041	289,950

EBITDA	16,027	16,217	31,425	39,633
Depreciation	3,577	2,458	7,992	5,171

Earnings before net finance costs	$12,450	$13,759	$23,433	$34,462

        GNER's operating profit of $12.5 million in the quarter was down 10% from the year earlier period, due to a reduction in compensation payments for delays from Network Rail which were not fully offset by increased revenue.

        For the first six months the operating profits were lower at $23.4 million compared with $34.5 million in 2003 due to a non-recurring gain of $11.5 million reported in the first quarter of 2003 in connection with settlement of damages by Network Rail arising from the Hatfield rail accident in 2000.

        As previously announced, on July 1, 2004 GNER settled a claim by the U.K. Strategic Rail Authority for its participation in the Network Rail settlement arising out of Hatfield.

        The U.K. government announced in July, 2004 the results of its Rail Review. It has been decided to abolish the Strategic Rail Authority and transfer its powers to the Department for Transport. The Department will henceforth determine service patterns. If the cost exceeds the Department's budget the service patterns will be reduced. These changes are not expected to affect GNER's service patterns. The Department for Transport has not yet published the specification against which GNER is to bid for a new franchise but has indicated it will be made available in September and GNER's bid will be required in November. The Rail Review emphasized that past performance will be an important factor in the decision to award a new franchise and GNER believes this policy will be to its benefit. A consortium of Virgin Rail, Stagecoach and the German Railways which qualified as a bidder for GNER's franchise, announced recently that it was dropping out of the contest.

        3.    Other ferry operations, consisting of Hoverspeed's 5 ships operating in U.K. waters, SNAV-Hoverspeed's two ships operating in the Adriatic, two high speed ferries chartered out to other operators and SeaStreak's 7 passenger-only fast ferries operating commuter services between Manhattan and New Jersey.

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
Other ferry operations:
Revenue	$30,444	$61,404	$34,519	$88,542
Operating and SG&A expenses	34,109	59,559	43,859	88,033

EBITDA	(3,665)	1,845	(9,340)	509
Depreciation	3,649	4,139	6,644	8,622

Earnings before net finance costs	$(7,314)	$(2,294)	$(15,984)	$(8,113)

        Losses were $5 million worse for the quarter and $7.9 million worse for the six months due to absence of earnings from the Isle of Man Steam Packet Company which was sold in the third quarter of 2003. The Steam Packet's earnings before net finance costs in the second quarter of 2003 were $5.7 million and $8.4 for the six months.

        Higher fuel costs than budgeted and SeaStreak's reduced services in February due to ice conditions in New York Harbor contributed to the lower results, masking improvements as a result of Hoverspeed moving to seasonal operations. The third quarter is in the main earnings period for Hoverspeed, however, higher than budgeted fuel costs will adversely impact results.

        4.    GE SeaCo, the 50% owned joint venture with GE Capital, engaged in the ownership and leasing out of marine cargo containers.

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
Container operations: GE SeaCo Owned Fleet (100%)
Revenue	$34,060	$23,100	$64,201	$44,351
Operating and SG&A expenses	3,912	2,790	7,645	5,957

EBITDA	30,148	20,310	56,556	38,394
Depreciation	10,038	7,055	19,329	13,754

Earnings before net finance costs	20,110	13,255	37,227	24,640
Finance costs	3,547	2,783	6,981	5,433

Earnings before tax	$16,563	$10,472	$30,246	$19,207

SCL's 50% share	$8,282	$5,236	$15,123	$9,603

        Profits powered ahead in the wake of the strongest market seen for the past decade. The company's share of GE SeaCo's net earnings increased 58% to $8.3 million from $5.2 million in the prior year period. For the six months net earnings were also up 58% to $15.1 million compared to $9.6 million in the same period of 2003.

        GE SeaCo took delivery of $147 million of new containers in the six months ended June 30, 2004 and now expects to invest more than $200 million for the full year 2004. The "pool fleet" consisting of containers owned by Sea Containers and GE Capital and managed by GE SeaCo, was 92% utilized for dry cargo types at June 30, 2004. Refrigerated containers in the pool fleet were 76% utilized at June 30, 2004 (June is the low season for refrigerated container demand when the northern hemisphere is harvesting its own perishable foods, not having to import them from the southern hemisphere). Utilization of other specialized types at June 30, 2004 was 84%.

        New container purchase prices are beginning to ease from second quarter peaks, in step with lower steel prices, however, demand remains high for both new and older units. Repair costs have risen as more expensive-to-repair containers are repaired and brought into service but storage costs are significantly down as less units linger in depot. Lease rates for older units are rising as short term contracts are renewed. The outlook for the year is excellent.

5.
Other container operations, including factories, depots, and service facilities.

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
Other container operations:
Revenue	$26,580	$30,601	$52,546	$59,102
Operating and SG&A expenses	12,682	14,484	24,805	26,363

EBITDA	13,898	16,117	27,741	32,739
Depreciation	11,155	11,957	22,346	24,380

Earnings before net finance costs	$2,743	$4,160	$5,395	$8,359

        The reduced operating profits of $2.7 million in the quarter compared with $4.2 million in the prior year period, as well as the $5.4 million in the six months compared with $8.4 million in 2003 were due primarily to termination of finance lease contracts in 2003 and consequent absence of profits from such contracts in 2004.

        The company acquired a number of container depot, service and logistics operations based in Australia and New Zealand from the Owens Group effective July 19, 2004. The purchase price net of proceeds on the sale of the company's 26% interest in the Westfield container depot in Auckland, N.Z, was $6.7 million, approximately 3 times EBITDA.

        6.    Property, Plantations and Publishing. This unit includes the company's port interests (primarily the Corinth Canal in Greece and Newhaven, England), plantations in the Ivory Coast and Brazil and publishing services for the company, Orient-Express Hotels and others.

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
Other operations:
Revenue	$5,925	$6,718	$11,066	$11,992
Operating and SG&A expenses	5,556	5,641	11,423	10,431

EBITDA	369	1,077	(357)	1,561
Depreciation	328	242	620	553

Earnings before net finance costs	$41	$835	$(977)	$1,008

        Results for the quarter and six months were down from the prior year periods due to failure of the early table grape crop in Brazil due to heavy rain, combined with less than optimum banana production in the Ivory Coast.

        Contracts were signed for the sale of Folkestone Port on July 2, 2004 and completion should occur within the third quarter. The gain will be recorded in the third quarter.

        7.    Leisure investment. Orient-Express Hotels Ltd. in which the company has a 42% shareholding, increased its net income in the second quarter by 37% to $12.9 million from $9.4 million in the year earlier period. For the six months net income was up 22% to $8.3 million from $6.8 million.

        Sea Containers' share of these earnings in the second quarter was $5.4 million compared with $4.4 million in the prior year period. For the six months its share was $3.5 million compared with $3.2 million in the year earlier period.

        Orient-Express Hotels is recovering from the effects of the Iraq War, SARS and weak corporate demand in 2003 and its management predicts that 2004 will be more profitable than 2003. Mr. Sherwood indicated that Sea Containers has no current intention to sell any of its shareholding in Orient-Express Hotels.

        He concluded by reminding investors that the third quarter is the main earnings period for the seasonal ferry businesses. He said that the company's priorities are improvement of results of U.K. fast ferry operations, renewal or extension of the GNER franchise in 2005 and obtaining the new Integrated Kent franchise, and expansion of ferry operations in the Baltic and Mediterranean.

*    *    *    *    *

        Management believes that EBITDA (net earnings adjusted for interest, tax, depreciation and amortization) is a useful measure of operating performance, to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

        This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the transport, leasing and leisure markets in which the company operates of terrorist activity and any police or military response, varying customer demand and competitive considerations, inability to sustain price increases or to reduce costs, fluctuations in interest rates, currency values and public securities prices, variable fuel prices, variable container prices and container lease and utilization rates, uncertainty of negotiating, financing and completing proposed acquisition, disposal or capital expenditure transactions, inadequate sources of capital and unacceptability of finance terms and inability to reduce debt, global, regional and industry economic conditions, shifting patterns and levels of world trade and regional passenger travel, seasonality and adverse weather conditions, changes in ferry service and ship deployment plans, inability of Network Rail to maintain properly the U.K. rail infrastructure, and legislative, regulatory and political developments including the uncertainty of renewing the GNER rail franchise beyond April 2005 or obtaining other U.K. rail franchises. Further information regarding these and other factors is included in the filings by the company and Orient-Express Hotels Ltd. with the U.S. Securities and Exchange Commission.

*    *    *    *    *

        Sea Containers Ltd. will conduct a conference call on Friday, August 6, 2004 at 10.00 AM (EDT) which is accessible at 212-676-5388. A re-play of the conference call will be available until 5.00 PM (EDT) Monday, August 16, 2004 and can be accessed by calling 800-633-8284 (International dial-in #: 402-977-9140) and entering reservation number 21204083. A re-play will also be available on the company's website: www.seacontainers.com

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
SUMMARY OF OPERATING RESULTS (UNAUDITED)

	Three months ended June 30,
	2004	2003
Revenue:
Ferry operations
—Silja	$161,179,000	$154,603,000
—Other	30,444,000	61,404,000
Rail operations	208,261,000	156,933,000
Container operations	26,580,000	30,601,000
Other	5,925,000	6,718,000

Total revenue	$432,389,000	$410,259,000

Earnings/(losses) before net finance costs:
Ferry operations:
Silja	$10,973,000	$10,196,000
Other	(7,314,000)	(2,294,000)

	3,659,000	7,902,000

Rail operations	12,450,000	13,759,000
Container operations:
GE SeaCo	8,282,000	5,236,000
Other	2,743,000	4,160,000

	11,025,000	9,396,000

Other, including property, publishing and plantations	41,000	835,000
Corporate costs	(4,668,000)	(3,604,000)

Total earnings before net finance costs*	22,507,000	28,288,000
Net finance costs	(19,873,000)	(21,339,000)

Earnings before income taxes	2,634,000	6,949,000
Provision for income taxes	1,000,000	1,767,000

Earnings before earnings from investment in Orient-Express Hotels Ltd.	1,634,000	5,182,000
Investment in Orient-Express Hotels Ltd.	5,429,000	4,412,000

Net earnings	7,063,000	9,594,000
Preferred share dividends	272,000	272,000

Net earnings on class A and class B common shares	$6,791,000	$9,322,000

Net earnings per class A and class B common share:
Basic	$0.30	$0.44

Diluted	$0.29	$0.44

Weighted average number of class A and class B common shares:
Basic	22,939,523	21,020,360

Diluted	23,068,246	21,095,055

*
Includes depreciation and amortization of $28,264,000 (2003—$28,054,000) so that earnings before interest, tax, depreciation and amortization (EBITDA) was $50,771,000 (2003—$56,342,000).

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
SUMMARY OF OPERATING RESULTS (UNAUDITED)

	Six months ended June 30,
	2004	2003
Revenue:
Ferry operations
—Silja	$299,070,000	$269,269,000
—Other	34,519,000	88,542,000
Rail operations	408,466,000	329,583,000
Container operations	52,546,000	59,102,000
Other	11,066,000	11,992,000

Total revenue	$805,667,000	$758,488,000

Earnings/(losses) before net finance costs:
Ferry operations:
Silja	$5,475,000	$3,381,000
Other	(15,984,000)	(8,113,000)

	(10,509,000)	(4,732,000)

Rail operations	23,433,000	34,462,000
Container operations:
GE SeaCo	15,123,000	9,603,000
Other	5,395,000	8,359,000

	20,518,000	17,962,000

Other, including property, publishing and plantations	(977,000)	1,008,000
Corporate costs	(8,369,000)	(7,692,000)

Total earnings before net finance costs*	24,096,000	41,008,000
Net finance costs	(40,603,000)	(47,924,000)

Losses before income taxes	(16,507,000)	(6,916,000)
Benefit from income taxes	(3,500,000)	(3,268,000)

Losses before earnings from investment in Orient-Express Hotels Ltd.	(13,007,000)	(3,648,000)
Investment in Orient-Express Hotels Ltd.	3,492,000	3,186,000

Net losses	(9,515,000)	(462,000)
Preferred share dividends	544,000	544,000

Net losses on class A and class B common shares	$(10,059,000)	$(1,006,000)

Net losses per class A and class B common share:
Basic and diluted	$(0.44)	$(0.05)

Weighted average number of class A and class B common shares:
Basic and diluted	22,947,131	21,020,108

*
Includes depreciation and amortization of $56,653,000 (2003—$56,687,000) so that earnings before interest, tax, depreciation and amortization (EBITDA) was $80,749,000 (2003—$97,695,000).

SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL)
CONSOLIDATED AND CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30, 2004	December 31, 2003
Cash	$214,863,000	$213,313,000
Receivables	251,836,000	247,303,000
Containers and ships, net book value	1,589,510,000	1,637,666,000
Real estate and other fixed assets, net book value	141,881,000	145,294,000
Assets under capital leases, net book value	10,951,000	12,494,000
Inventories	44,364,000	45,991,000
Investments	373,109,000	356,024,000
Other assets	114,515,000	103,832,000

	$2,741,029,000	$2,761,917,000

Accounts payable	$416,459,000	$427,896,000
Liabilities with respect to containers and ships	1,075,518,000	1,052,233,000
Bank loans with respect to real estate and other fixed assets	82,928,000	143,756,000
Obligations under capital leases	5,999,000	8,260,000
Senior notes	406,248,000	305,806,000
Senior subordinated debentures	—	79,571,000
Minority interests and deferred revenue	23,349,000	12,582,000
Shareholders' equity	1,121,789,000	1,123,074,000
Class B common shares with voting rights owned by a subsidiary	(391,261,000)	(391,261,000)

	$2,741,029,000	$2,761,917,000

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SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) SUMMARY OF OPERATING RESULTS (UNAUDITED)
SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) SUMMARY OF OPERATING RESULTS (UNAUDITED)
SEA CONTAINERS LTD. AND SUBSIDIARIES (SCL) CONSOLIDATED AND CONDENSED BALANCE SHEETS (UNAUDITED)